EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION

Pursuant to the provisions of §3.053 of the Texas Business Organizations Code, Green Builders, Inc., a Texas corporation, hereby adopts the following Certificate of Amendment to its Certificate of Formation.

ARTICLE I.

The name of the entity is Green Builders, Inc. (the “Corporation”).  The Corporation is a for-profit corporation.  The filing number issued to the Corporation by the Secretary of State is 800960715.  The date of formation of the Corporation is April 3, 2008.

ARTICLE II

The Certificate of Formation of the Corporation is amended by revoking the current Section (a) of Article VII and adopting the following in substitution thereof:

“(a)           Authorized Capital Stock. The authorized capital stock of the Corporation consists of One Hundred Ten Million (110,000,000) shares having a par value of one tenth of one cent ($.001) per share, divided into One Hundred Million (100,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock.  Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to this Certificate of Formation adding this sentence, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional share in excess of one (1) share held by any shareholder), shall be subdivided and reclassified into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1-to-500 ratio).”

ARTICLE III

This Certificate of Amendment has been approved in the manner required by the Texas Business Organization Code and the constituent documents of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 19th day of February, 2010.

Green Builders, Inc.
By:	/s/ Clark Wilson
Clark Wilson
President and Chief Executive Officer